PURCHASE, SALE AND JOINT EXPLORATION AGREEMENT

between

Rangeford Resources, Inc. (“Purchaser”)

and

Black Gold Kansas Production, LLC, ( “Seller”)

January 2014

i

Exhibits

A

Schedule 1:

Leases

Schedule 1A:

Wells

Schedule 2:

Contracts

Schedule 3:

Allocated Value

B

Form of Assignment, Bill of Sale and Conveyance

C

Escrow Agreement

D

Form 601

ii

PURCHASE, SALE AND JOINT EXPLORATION AGREEMENT

This Purchase, Sale and Joint Exploration Agreement (this “Agreement”) is made and entered into as of the day of January, 2014, by and between Rangeford Resources, Inc., a Nevada corporation and (“Purchaser”), and Black Gold Kansas Production, LLC, a Texas limited liability company (“Seller”).

Recitals

A.

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets (as defined below), all upon the terms and conditions hereinafter set forth.

B.

Purchaser and Seller (together, the “Parties” and each, a “Party”) desire to make certain representations, warranties, covenants and agreements in connection with such sale and purchase and also to prescribe various conditions thereto.

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1

Defined Terms

.  As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

“Agreement” means this Purchase and Sale Agreement, as amended, supplemented or modified from time to time.

“Allocated Values” means the allocation of values for all of the Assets shown on Exhibit A, Schedule 3. Exhibit A, Schedule 3 is sometimes referred to herein as the “Allocated Value Schedule.”

“Arbitrator” has the meaning specified in Section 5.9.

“Assets” has the meaning specified in Section 2.2.

“Assignment” has the meaning specified in Section 8.7(a).

“Assumed Obligations” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Tulsa, Oklahoma, are authorized or required by law to close.

“Casualty Loss” has the meaning specified in Section 11.3.

“CERCLA” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Claims” has the meaning specified in Section 10.5.

“Clean Air Act” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means January, 2014 or such other date on which Purchaser and Seller may mutually agree, subject to delay as provided in Sections 5.4, 5.7 and 5.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated [▲], 2014, between Seller and [Purchaser or relevant Affiliate] relating to Seller’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the Assets.

“Consent” has the meaning specified in Section 5.10(a).

“Contracts” has the meaning specified in Section 2.2(d).

“Cure Period” has the meaning specified in Section 5.5(b).

“Deductible” has the meaning specified in Section 10.10.

“Designated Accountant” means Bobby J. Walker, CPA, or if such firm is unable or unwilling to serve, such other independent accounting firm not used by Seller or Purchaser as is mutually appointed by Purchaser and Seller.

“Earnest Money” has the meaning specified in Section 2.5.

“Earnest Money Retention Event” means either (a) Purchaser’s failure or refusal to close the transactions contemplated by this Agreement on the Closing Date at a time when (i) each of the conditions contained in Sections 7.1 and 7.2 (excluding Seller’s performance of its obligations at the Closing) has been either fulfilled in all material respects or waived and (ii) Seller is ready, willing and able to perform in all material respects its obligations at the Closing, or (b) Seller’s termination of this Agreement pursuant to Section 9.1(d).

“Effective Time” means 7:00 a.m. local time at the location of the Assets on [  ], 2014. “Environmental Defect” means a condition, occurrence, event or activity on or related to the Assets (i) any surface or mineral lease obligation, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling, or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including, without limitation, crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas which violates Environmental Law.

“Environmental Defect Notice” has the meaning specified in Section 5.8(a).

“Environmental Defect Value” has the meaning specified in Section 5.8(b).

“Environmental Disputes” has the meaning specified in Section 5.8(d).

“Environmental Law” means any present and future law, common law, ordinance or regulation of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge, release or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated by Seller and included in the Assets, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, as amended (the “Clean Air Act”), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other Law whose purpose is to conserve or protect human health, the environment, air quality, wildlife or natural resources.

“Environmental Obligations” has the meaning specified in Section 10.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means [▲].

“Escrow Agreement” means an Escrow Agreement among Purchaser, Seller and the Escrow Agent substantially in the form of Exhibit C.

“Excluded Assets” has the meaning specified in Section 2.3.

“Expiration Date” has the meaning specified in Section 10.11.

“Final Settlement Date” has the meaning specified in Section 8.4(a).

“Final Settlement Statement” has the meaning specified in Section 8.4(a).

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) Hydrocarbons or any fractions or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Hydrocarbons” has the meaning specified in Section 2.2(a).

“Interest Addition” has the meaning specified in Section 5.6.

“Interim Operating Expenses” has the meaning specified in Section 8.2(a)(iv).

“Inventory” has the meaning specified in Section 8.2(a)(v).

“Lands” has the meaning specified in Section 2.2(a).

“Laws” has the meaning specified in Section 10.1(c).

“Leases” and “Lease” have the respective meanings specified in Section 2.2(a).

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

Liens created by supplies , workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Seller; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property that do not impair the value of the Assets or interfere with Seller’s right to ownership, use or operation of the Assets; (f) Liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, participation, unitization, geologist retainer, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business, provided the effect there “Material Adverse Effect” means (a) when used with respect to Seller, a result or consequence that would materially and adversely affect the value of the Assets, or would materially and adversely affect Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially and adversely affect Purchaser’s ability to realize the value of the ownership, use and operation of the Assets or perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; provided, however, the term Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (i) general conditions applicable to the economy of the United States or the State of Kansas , (ii) conditions affecting the oil and gas industry generally or in the State of Kansas , (iii) capital market conditions in the United States, (iv) conditions or effects resulting from the announcement of the existence of this Agreement, (v) conditions relating to commodity prices, or (vi) changes in Laws or the interpretation thereof.

 “Net Revenue Interest” means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to an Asset (insofar as such Hydrocarbons are attributable to the Identified Zone for such Asset) after deduction of all third party royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest.

“NORM” has the meaning specified in Section 11.2.

“Notice Date” means ___ January, 2014.

“Notice of Disagreement” has the meaning specified in Section 8.4(a).

“Parties” and “Party” have the respective meanings specified in the Recitals to this Agreement.

“Permits” has the meaning specified in Section 2.2(e).

“Permitted Encumbrances” means: (a) Liens for taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors of on the Working Interest and Net Revenue Interest has been properly reflected on Exhibit A, Schedule 3 (c ) Preferential Rights and Third-Party Consents subject to Article 5.10; ( d ) the terms and provisions of all Leases to the extent such terms and provisions have no effect on the Working Interest or Net Revenue Interests; ( e ) valid, subsisting and applicable laws, rules and orders of any Governmental Authorities; ( f ) Liens arising under the Seller Credit Agreement (it being understood that the release of such Liens is a condition to the Closing as provided in Section 7.2(c)); ( g ) claims at issue in any pending litigation disclosed on Schedule 3.5 and (p) any Liens, defects, irregularities or deficiencies arising on account of the acts or omissions of Purchaser or its Affiliates, or the representatives or agents of either.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Plugging and Abandonment Obligations” has the meaning specified in Section 10.3.

“Preferential Rights” has the meaning specified in Section 3.4.

“Production Imbalances” means gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise before or after the Effective Time, at the wellhead, pipeline, gathering system or other location, and regardless of whether the same arise under contract or otherwise.

“Purchase Price” has the meaning specified in Section 2.4.

“Purchase Price Allocations and Adjustments” has the meaning specified in Section 8.2(c).

“Purchaser” has the meaning specified in the opening paragraph of this Agreement.

“Purchaser Indemnified Parties” has the meaning specified in Section 10.8.

“Purchaser’s Knowledge” has the meaning specified in Section 4.5.

“RCRA” has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

“Records” has the meaning specified in Section 2.2(g).

“Representatives” means, with respect to any Person, the Affiliates of such Person and the officers, directors, managers, members, shareholders, agents, contractors and employees of such Person and of each Affiliate of such Person.

“Responsible Officer” means, with respect to any entity, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such entity or, if such entity is a limited partnership, of the general partner of such entity.

“Seller” has the meaning specified in the opening paragraph of this Agreement.

 “Seller’s Knowledge” has the meaning specified in Section 3.4.

“Statement” has the meaning specified in Section 8.3.

“Straddle Period” has the meaning specified in Section 8.6.

“Subject Defect” has the meaning specified in Section 5.5.

“Subject Interests” and “Subject Interest” have the respective meanings specified in Section 2.2(a).

“Suspended Proceeds” means all proceeds of production from the Assets that Seller is holding as of the Closing Date owing to any Person having a royalty, overriding royalty, leasehold cost bearing or working interest, net profits interest, production payment, or other interest in respect of the production of Hydrocarbons attributable to the Assets before the Closing Date.

“Third-Party Consent” means the consent or approval of any Person, or Governmental Authority, other than Seller or Purchaser.

“Title Defect” means:  (a) Seller’s interest in an Asset is subject to a Lien other than a Permitted Encumbrance; (b) the Net Revenue Interest of Seller in the Identified Zone of an Asset is less than the Net Revenue Interest shown in Exhibit A, Schedule 3 in no event shall either a Permitted Encumbrance or  an individual Title Defect having a Title Defect Value of less than $10,000 constitute a Title Defect for purposes of this Agreement.  In evaluating whether an encumbrance, encroachment, irregularity, defect in or objection to title constitutes a Title Defect, due consideration shall be given to the length of time that the Assets affected thereby have been producing Hydrocarbons, whether such Assets are in “pay status” and whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners. (As used herein, “pay status” means payments being made by a third party for the production from the Assets without indemnity from the seller of production except such indemnities as are customarily included in division orders, transfer orders, product purchase agreements and similar instruments commonly used in connection with the payment of proceeds from production.) In no event shall any of the following constitute Title Defects: defects that have been cured by possession under applicable statutes of limitation; failure to recite marital status in documents; lack of heirship or succession proceedings; failure to subordinate mortgages granted by a mineral lessor; lack of survey; failure to record releases of lien, production payments or mortgages that have expired of their own terms; failure to obtain or record releases of prior oil and gas leases that have expired in accordance with their terms; defects arising out of lack of corporate or other entity authorization of any party other than Seller, unless Purchaser provides evidence that the action was not authorized and provides affirmative evidence that such failure results in another person’s superior claim of title; any delay in delivering an assignment earned under a farmout, participation or similar agreement unless there is evidence that the farmor or other third party record title holder has refused to deliver such assignment; defects arising from any change in Laws after the execution date of this Agreement; Leases that are subject to termination upon expiration of their primary term at any time after the Effective Date; and pooling orders included in the Leases that are subject to termination upon their expiration.

“Title Defect Notice” has the meaning specified in Section 5.3.

“Title Defect Value” means, with respect to a Title Defect, the amount of the downward adjustment to the Purchase Price on account of such Title Defect, which amount shall in no event exceed the value allocated on the Allocated Value Schedule to  of the Asset affected by such Title Defect.

“Title Disputes” has the meaning specified in Section 5.4.

“Wells” and “Well” have the respective meanings specified in Section 2.2(b).

“Working Interest” means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of an Asset.

1.2

References and Titles.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party refers to the actual knowledge, without a duty of further inquiry, of a Responsible Officer of such representing Party. Disclosure of a matter on a Schedule hereto shall not be deemed a determination by a Party that such matter is material for purposes of this Agreement. All references to dollar amounts herein refer to United States dollars.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

ARTICLE II

PURCHASE AND SALE

2.1

Agreement to Purchase and Sell

.  Subject to and in accordance with the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Purchaser.

2.2

Assets

.  Subject to Section 2.3, the term “Assets” means that percentage working and net revenue interest in and to the Bronson Xenia oilfield identified as follows: :

(a)

an undivided sixty percent (60%) working interest delivering a forty eight percent (48%) in and to the George lease, containing one hundred ninety (190 acres) in Bourbon County, Kansas, with four (4) wells connected to tank batteries of 990 barrels storage capacity, gravel roads, electric meters, electric line and power poles, flow lines and pumping units, rods and down hole pumps on location, with electric lines trenched for the George #5 and #6 to be drilled (“George Lease”).

(b)

an undivided seventy-five percent (75%) working interest, delivering a sixty percent (60%) net revenue interest in and two 2,950 + acres in Bourbon and Allen Counties, Kansas, with additional leasing in progress and existing leases having a primary terms ranging from 2 to 5 years with all but one having 2 to 5 year extension options ( “ 2,950 Acres”).

(c)

a like undivided interest in and to all wells, whether producing, shut in or abandoned, and whether for production, injection or disposal, or otherwise associated with the Subject Interests, including those described in Exhibit A, Schedule, 2 (collectively, the “Wells” and each a “Well”); (collectively, the “Leases” and each a “Lease”) and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, mineral rights and other rights and interests described on Exhibit A, Schedule 1 together with the lands covered thereby or pooled or unitized therewith (the “Lands”), together with (i) all rights with respect to any pooled, communitized or unitized interest by virtue of any Leases and Lands and (ii) all production of oil, gas, associated liquids and other hydrocarbons (collectively “Hydrocarbons”) after the Effective Time from the Leases and the Lands, and from any such pool or unit and allocated to any such Leases and Lands (the Leases, the Lands, and the rights described in clause (i) above, and the Hydrocarbons described in clause (ii) above, being collectively referred to as the “Subject Interests” or, singularly, a “Subject Interest”);

(d)

a like undivided interest in and to all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or the Wells or in connection with the production, storage, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests or the Wells, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, and all wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Subject Interests, the Wells and the other matters described in this definition (collectively, “Assets”);

(e)

to the extent assignable or transferable, a like undivided interest in and to all (i) all easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Subject Interests or the Wells; (ii) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farmout and farmin agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements and other contracts, agreements and arrangements, relating to the Subject Interests, the Wells and the other matters described in this definition of Assets, (iii) equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements and arrangements relating to the Subject Interests, the Wells and the other matters described in this definition of Assets, (the agreements identified in clauses (i), (ii) and (iii) above being, collectively described in Exhibit A, Schedule 3, the “Contracts”);

(f)

to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals and other similar rights and privileges, in each case to the extent used in connection with the operation of the Subject Interests or the Wells (the “Permits”);

(g)

all Production Imbalances; and

(h)

a like undivided interest in and to all books, records, files and databases, (ii) to the extent assignable or transferable, copies of all maps and well logs and data, and (iii) muniments of title, reports and similar documents and materials, in each case to the extent directly relating to the foregoing interests and in the possession or control of Seller (the “Records”).

The total consideration for the purchase, sale and conveyance of the Assets to Purchaser and Purchaser’s assumption of the those Assets an undivided share of liabilities provided for in this Agreement, is Purchaser’s payment to Seller of the sum of one million five thousand, one hundred fifty nine dollars and twenty one hundredths No/100 Dollars ($1,05,159.20) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.

2.4

Earnest Money

.  Contemporaneously with the execution of this Agreement, Purchaser shall pay to the Seller in escrow the sum of ten thousand dollars ( $ 10,000)  (together with the interest or other earnings thereon, the “Earnest Money”) pursuant to the Escrow Agreement. In the event the Closing occurs, the Earnest Money shall be credited against the Purchase Price as provided in Section 8.8(a).  If the Closing does not occur, the Parties shall  deal with the Earnest Money in accordance with this Section 2.5.  In the event an Earnest Money Retention Event occurs, Seller shall retain the Earnest Money which shall serve as liquidated damages in lieu of all other damages (and as Seller’s sole remedy in such event). The Parties hereby acknowledge that the extent of damages to Seller occasioned by such Earnest Money Retention Event would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances. In the event the Closing does not occur because Seller cannot deliver good and defensible title to the Assets. The Earnest Money shall be refunded to Purchaser.

2.5

Ownership of Assets

.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Purchaser on the Closing Date, but effective for all purposes as of the Effective Time except as otherwise required by Law.

2.6

Purchase Price Allocation for Tax Purposes

.  For the purpose of making the requisite filings under Section 1060 of the Code and the regulations thereunder and for the calculation of any sales or other transfer taxes due in connection with the transactions contemplated hereby, Seller and Purchaser agree to allocate the Purchase Price (as adjusted pursuant to the provisions hereof) and any liabilities assumed by Purchaser under this Agreement entirely as provided in Exhibit A, Schedule 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1

Organization

.  Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign limited liability company and is in good standing in the State of Kansas.

3.2

Authority and Enforceability

.  Seller has the requisite limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming that this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms.

3.3

No Violations

.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under, any provision of: (a) its certificate of formation or limited liability company agreement; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that: (x) would not have a Material Adverse Effect on Seller, individually or in the aggregate, or (y) is a Third-Party Consent but is not a Consent.

3.4

Consents, Approvals and Preferential Rights

.  Except as set forth in Schedule 3.4: (a) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for any such consent, approval, order, authorization, registration, declaration, filing or permit (i) which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Seller or (ii) which is customarily obtained or made after the Closing, (b) to the actual knowledge (without further investigation) as of the date hereof of the personnel of Seller, no Consent is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (c) to Seller’s Knowledge, the Assets are not subject to any third party preferential purchase rights, rights of first refusal, or similar rights for which a waiver must be obtained in order for Seller to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Seller (“Preferential Rights”).

3.5

Litigation

.  Except as set forth in Schedule 3.5: (a) no litigation, arbitration, investigation or other proceeding is pending or, to Seller’s Knowledge,

threatened against Seller relating to any of the Assets before any court, arbitrator or Governmental Authority; and (b) Seller is not subject to any outstanding injunction, judgment, order, decree or ruling relating to the Assets (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

3.6

Taxes

.  During the period of Seller’s ownership of the Assets up to the Effective Time, to Seller’s Knowledge, all material ad valorem, property, severance, excise and similar taxes and assessments based on or measured by the value of the Assets or the production of Hydrocarbons or the receipt of proceeds with respect to such Assets that have become due and payable have been paid.  None of the Assets is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.7

Compliance with Laws and Permits

.  To Seller’s Knowledge, Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any Law or judgment of any Governmental Authority applicable to the Assets except for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Seller has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the lawful conduct of its business with respect to the Assets or the lawful ownership, use and operation of the Assets, except for any thereof which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Anything in this Section 3.7 to the contrary notwithstanding, Seller makes no representations or warranties with respect to its compliance with Environmental Laws, it being understood that Article V sets forth Purchaser’s sole remedies related thereto.

3.8

Brokers

.  No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates for which Purchaser will have any obligation or liability.

3.9

Bankruptcy

.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

3.10

Oil and Gas Operations

.  To Seller’s Knowledge, all Wells owned or operated by Seller have been drilled, completed, operated and (if produced) produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and pooling and unit agreements .  To Seller’s Knowledge:

(a)

with respect to the Leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Assets: (i) Seller has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents (or otherwise applicable thereto by law, rule or regulation) and is fully qualified to own and hold all such Leases and other interests; (ii) there are no provisions applicable to such Leases and other documents which increase the royalty share of the lessor or overriding royalties thereunder that are not reflected in the interests set forth in Exhibit A, Schedule 1; and (iii) upon the establishment and maintenance of production in commercial quantities, such leases and other interests shall be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years;

(b)

proceeds from the sale of Hydrocarbons produced from the Assets are being received by Seller in a timely manner in accordance with applicable Law and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business); and

(c)

Except as set forth on Schedule 3.4, no Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Assets or to the production therefrom.

3.11

Royalties

.  To Seller’s Knowledge, Seller has not been and is not in breach of any payment obligations under any of the Leases where such breach would result in automatic termination of any such Lease.

3.12

Capital Expenditures

.  Except as set forth in Schedule 3.10, as of the date of this Agreement Seller has not committed to any new wells or workover operations with respect to the Assets.

3.13

Contracts

.  Except for the Contracts described in Exhibit A, Schedule 3 and except for the transactions contemplated by this Agreement, the Assets do not include, to Seller’s Knowledge: (a) any farmout or farmin agreement with remaining drilling or assignment obligations on the part of Seller, (b) any contract that would obligate Purchaser to drill additional wells or conduct other material development operations after the Closing, (c) any contract that provides for an area of mutual interest, (d) any contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business, (e) any contract involving the transportation and/or processing of production that would not be cancelable by Seller or Purchaser after Closing upon notice of thirty (30) days or less without liability for further payment other than nominal penalty (including those providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production), or (f) any contract providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof.  Neither Seller, nor to Seller’s Knowledge, any other Person is in default in any material respect under any of the Contracts.  To Seller’s

Knowledge, all of the Contracts are in full force and effect in all material respects.  No written notice of default or breach has been received or delivered by Seller under any Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment under any Contract.

3.14

Affiliate Transactions

.  There are no transactions or Contracts affecting any of the Assets between Seller and any Affiliate of Seller that will continue beyond the Closing.

3.15

Access

.  Seller has a legal right of access to all of the Leases and Wells, and following the Closing Purchaser will have a legal right of access to all of the Leases and Wells.

3.16

Payments for Production

.  Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

3.17

Hedges

.  There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Assets that are currently binding on the Assets or will be binding on the Assets after Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1

Organization

.  Purchaser (a) is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign company, and is in good standing, in the State of Kansas.

4.2

Authority and Enforceability

.  Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on the part of Purchaser, and no other entity proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3

No Violations

.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of: (a) the certificate of incorporation or certificate of formation or by-laws or other governing documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

4.4

Consents and Approvals

.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

4.5

Litigation

.  There is no litigation, proceeding or investigation pending or, to the actual knowledge (without further investigation) as of the date hereof of the personnel of Purchaser listed on Exhibit D-2 (“Purchaser’s Knowledge”), threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

4.6

Funding

.  Purchaser has available funds, or immediately available capacity under committed credit facilities, in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses which have been or will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.7

Investment Intent

.  Purchaser is acquiring the Assets by virtue of the transactions contemplated hereby for its own account for investment and not with an intent to sell or make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any other applicable securities laws.

4.8

Independent Evaluation

.  Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby: (a) Purchaser has conducted or will have conducted, to its satisfaction, its own independent investigation of the condition and operation of the Assets; and (b) Purchaser has solely relied on and will solely rely on (i) its own independent due diligence investigation of the Assets, (ii) the provisions of this Agreement, and (iii) its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.

4.9

Brokers

.  No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates for which Seller will have any obligation or liability.

4.10

Bankruptcy

. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Purchaser’s Knowledge, threatened against Purchaser.

4.11

Qualification

. Seller and its affiliates is and will continue to be qualified to serve as operator of oil and gas properties in the State of Kansas , including meeting all bonding requirements.

ARTICLE V

PURCHASER’S DUE DILIGENCE

5.1

General

.  Prior to the Closing, Purchaser shall have the right to inspect at the offices of Seller in Southlake, Texas, during normal business hours and upon reasonable advance notice to Seller, copies or originals (as determined by Seller) of all files, records and data related to the Assets that are in the possession of Seller, provided, that access to certain of such files, records and data may be made available on a website created for such purpose. Notwithstanding the foregoing, Seller shall not be under any obligation to furnish Purchaser any data or information which is subject to third-party restrictions or attorney-client privilege, excluding title opinions.  Prior to the Closing, Purchaser shall also have the right to make or perform at any reasonable time(s), at its own risk, cost and expense, inspections of the Assets, including the well sites, equipment and facilities included therein; provided, however, that Purchaser must make previous arrangements with Seller for each such inspection; and provided, further, that each such inspection shall be limited to a visual inspection of the Assets, it being understood that no sampling or other invasive inspections thereof may be conducted without Seller’s prior written consent.  Purchaser acknowledges that the permission of the operator (if other than Seller) or another third party may be required before Purchaser will be able to inspect portions of the Assets and that such permission must be obtained prior to the inspection of such portions. PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS REPRESENTATIVES, EMPLOYEES, CONTRACTORS AND AGENTS FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, INJURIES TO PURCHASER’S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO PURCHASER’S PROPERTY, AND/OR INJURY TO SELLER’S PROPERTY, REPRESENTATIVES, EMPLOYEES, AGENTS OR CONTRACTORS WHICH MAY ARISE OUT OF PURCHASER’S INSPECTIONS EXCEPT THOSE PROXIMATELY CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).  The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.  Purchaser agrees to provide to Seller, upon request, a copy of any and all environmental assessments of the Assets conducted by or on behalf of Purchaser, including any reports, data, and conclusions, and to maintain the confidentiality of the information set forth therein until the Closing except to the extent disclosure is required under applicable law. In the event that this Agreement is terminated, Purchaser agrees to continue to maintain the confidentiality of such information (irrespective of the termination of the Confidentiality Agreement) except to the extent disclosure is required under applicable Law. Purchaser agrees to comply with the rules, regulations and instructions issued by Seller and other operators or third parties regarding the actions of Purchaser and its agents while upon, entering or leaving the Assets.

5.2

Title Matters

.  Without limiting the generality of Section 5.1, Seller shall make available to Purchaser at the offices of Seller in Southlake, Texas, at all reasonable times prior to the Closing such title files, land files, title opinions and other title data as Seller has in its possession pertaining to the Assets.

5.3

Title Defects

.  In the event Purchaser discovers a Title Defect that it intends to assert hereunder, Purchaser shall notify Seller in good faith of such Title Defect as soon after such Title Defect is discovered as is reasonably practicable, and in any event, on or before the Notice Date.  To be effective, each such notice shall set forth Purchaser’s basis for the assertion of such Title Defect (including supporting documentation therefor), Purchaser’s requirement(s) to cure such Title Defect and Purchaser’s proposed Title Defect Value thereof (each notice satisfying the requirements of this sentence being referred to herein as a “Title Defect Notice”). Anything herein to the contrary notwithstanding:

(a)

Purchaser may not assert any Title Defect after the Notice Date,

(b)

this Article V sets forth Purchaser’s sole remedy for Title Defects

(c)

Purchaser may only assert a Title Defect pursuant to a valid Title Defect Notice, and

(d)

the Purchase Price will only be adjusted for one or more Title Defects

5.4

Remedies for Title Defects

.  Upon timely delivery of a Title Defect Notice, Purchaser and Seller shall meet and use commercially reasonable efforts to agree on the validity thereof and, if valid, the Title Defect Value thereof.  If, prior to Closing, Purchaser and Seller have not agreed on the validity of one or more Title Defects asserted in accordance with this Article V or on the Title Defect Value(s) thereof or, if applicable, Seller cannot cure such Title Defect(s) to the reasonable satisfaction of Purchaser prior to Closing, with respect to each such Title Defect, either (a) Seller may elect to exclude the Assets affected by one or more of such Title Defects from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, (b) Seller may elect to attempt to cure one or more of such Title Defect(s) in accordance with Section 5.5, or (c) the dispute(s) with respect to Title Defects affecting Assets that Seller does not so elect to exclude or attempt to cure (“Title Disputes”) shall be submitted to arbitration pursuant to the provisions of Section 5.9 and, at the election of Seller, the Closing may be delayed until such arbitration is concluded. Anything in this Agreement to the contrary notwithstanding, Seller may, upon notice to Purchaser, delay the Closing Date for a period of up to thirty (30) days in the event that Seller believes in good faith that it can cure any Title Defect asserted by Purchaser.

5.5

Curative Provisions

.  The following shall apply with respect to each Title Defect that Seller elects to attempt to cure pursuant to Section 5.4(b) (each a “Subject Defect”):

(a)

The Assets affected by each Subject Defect shall be conveyed to Purchaser at the Closing; an amount equal to the Title Defect Value of each Subject Defect (as asserted in good faith by Purchaser, unless the Parties have otherwise agreed upon an amount) shall be deducted from amounts otherwise payable at the Closing under Section 8.2(b)(iii); and at the Closing, Purchaser shall deposit such amount into the Escrow Account pursuant to the Escrow Agreement pending the curing or resolution of the applicable Subject Defect.

(b)

Seller shall have a one hundred eighty (180) day period after the Closing within which to attempt to cure the Subject Defects; provided, that, if Seller’s curative efforts with respect to a Subject Defect require the initiation of proceedings before a Governmental Authority, such one hundred eighty (180) day period with respect thereto shall be extended for so long as such proceedings are diligently pursued in good faith by Seller until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved (the applicable cure period being hereinafter referred to as the “Cure Period”); provided, in no event, shall the Cure Period exceed three hundred sixty five (365) days. Purchaser agrees to cooperate at Seller’s cost and expense with Seller in connection with its curative efforts, including in connection with any proceedings before a Governmental Authority.

(c)

In the event that Seller believes in good faith that it has cured a Subject Defect within the Cure Period, Seller shall submit such curative efforts to Purchaser for approval (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have approved such curative efforts in the event Purchaser does not notify Seller of its objection to the same (and the reasons therefor) within ten (10) days after Purchaser’s receipt thereof.  In the event Purchaser so objects, Seller shall have an additional period of ten (10) days within which to perform additional curative efforts to satisfy Purchaser’s objections (and the Cure Period applicable thereto shall be extended accordingly).  In any event: (i) except with respect to curative efforts that Purchaser has been deemed to have approved, each Party retains the right to dispute whether or not a Subject Defect has been cured and whether or not a Subject Defect constitutes a Title Defect, and (ii) any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 5.9, which dispute resolution procedures must be initiated on or before ten (10) days after the end of the Cure Period.

(d)

Except for each Subject Defect that is submitted to arbitration pursuant to Section 5.5(c) (in which event the amount deposited in escrow with respect thereto, if any, shall remain in escrow pending resolution of the applicable Subject Defect), with respect to each Subject Defect that has neither been cured to Purchaser’s reasonable satisfaction prior to the expiration of the Cure Period or waived by Purchaser: (i) the Parties shall instruct the Escrow Agent to pay the amount deposited into escrow on account thereof to Purchaser, subject to the limitations set forth in Section 5.3; and (ii) Purchaser shall reconvey the portion of the Assets that are subject to such Subject Defect to Seller without warranty of title, except as to matters arising by, through or under Purchaser; provided, that, in the event Purchaser is not able to convey such portion to Seller without conveying additional portions of the Assets to Seller, Seller shall have the option to either (x) require Purchaser to reconvey all such required portions of the Assets to Seller, in which event Seller shall pay to Purchaser the Allocated Value of such portions (less the amount paid to Purchaser pursuant to clause (i)), or (y) waive any rights to any reconveyance with respect thereto.  In connection with any such reconveyance, the Parties shall account to one another to place each Party in the position it would have been if the original conveyance had not taken place.

(e)

With respect to each Subject Defect that has been cured and conveyed to Purchaser in accordance with the provisions hereof prior to the expiration of the Cure Period, the Parties shall instruct the Escrow Agent to pay the amount deposited into escrow on account thereof to Seller.

5.6

Interest Additions

.  As soon as practicable after Purchaser has knowledge thereof, Purchaser shall notify Seller of any Net Revenue Interest in an Asset that is greater than that shown on Exhibit A, Schedule 1 for such Asset (each, an “Interest Addition”), it being understood that Interest Additions shall include the effect of forced pooling elections and non-consent elections.  Seller may request an upward adjustment in the Purchase Price by notifying Purchaser of an Interest Addition (which may be an Interest Addition revealed by Purchaser above) on or before the Notice Date. Any such notice shall set forth Seller’s basis for the assertion of such Interest Addition and Seller’s proposed upward adjustment to the Purchase Price on account thereof. Anything herein to the contrary notwithstanding: (a) Seller may not assert any Interest Addition after the Notice Date, (b) this Article V sets forth Seller’s sole remedy for Interest Additions; and (c) the Purchase Price may only be adjusted for one or more Interest Additions to the extent the cumulative amount of upward adjustments to the Purchase Price on account thereof is less than or equal to the cumulative amount of downward adjustments to the Purchase Price on account of Title Defects.

5.7

Remedies for Interest Additions

.  Upon timely delivery of a notice by Seller of an Interest Addition, Purchaser and Seller shall meet and use commercially reasonable efforts to agree on the validity thereof and the amount of any required adjustment to the Purchase Price.  If, prior to the Closing, Purchaser and Seller have not agreed on the validity of one or more Interest Additions asserted in accordance with this Article V or on the amount of an adjustment to the Purchase Price on account thereof, with respect to each such Interest Addition, either (a) Seller may elect to exclude the Assets affected by one or more of such Interest Additions from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, or (b) the dispute(s) with respect to Interest Additions shall be considered Title Disputes and shall be submitted to arbitration pursuant to the provisions of Section 5.9 and, at the election of Seller, the Closing may be delayed until such arbitration is concluded.

5.8

Environmental Defects

.

(a)

In the event Purchaser discovers an Environmental Defect, Purchaser shall in good faith give notice thereof to Seller as soon after such Environmental Defect is discovered as is reasonably practicable, and in any event, on or before the Notice Date.  To be effective, each notice of an Environmental Defect must set forth Purchaser’s reasonable good faith estimate of the Environmental Defect Value of such Environmental Defect (and the calculation thereof) and must describe such Environmental Defect in reasonably specific detail, including: the written, good faith conclusion of Purchaser (or its consultant) that shows that it is more likely than not that an Environmental Defect exists; a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; identification of the specific Assets affected by such Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; and identification of the procedures recommended to correct such Environmental Defect (each notice satisfying the requirements of this sentence being referred to herein as an “Environmental Defect Notice”).

(b)

Purchaser and Seller shall, after each Environmental Defect Notice is delivered, meet and use commercially reasonable efforts to agree on the validity thereof and the amount of any required adjustment to the Purchase Price, it being understood that the amount of any such adjustment with respect to an

Environmental Defect (the “Environmental Defect Value”) will be the  cost of remediating the affected Asset to bring it into compliance with Environmental Laws in a commercially reasonable manner and assuming that the affected Asset will continue to be used as an oil and gas property. If the Environmental Defect Value asserted by Purchaser in an Environmental Defect Notice is greater than the Allocated Value of the Asset affected thereby, Seller may elect to remove such Asset from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Value thereof.

(c)

Anything herein to the contrary notwithstanding:

(i)

Purchaser may not assert any Environmental Defect after the Notice Date,

(ii)

this Article V sets forth Purchaser’s sole remedy for Environmental Defects or any other environmental matter

(iii)

Purchaser may only assert an Environmental Defect pursuant to a valid Environmental Defect Notice,

(iv)

the Purchase Price will be adjusted for one or more Environmental Defects, and.

(d)

If, prior to the Closing, Purchaser and Seller have not agreed on the validity of one or more Environmental Defects asserted in accordance with this Section 5.8 or on the amount of the Environmental Defect Values thereof, with respect to each such Environmental Defect, either (i) Seller may elect to exclude the Assets affected by one or more of such Environmental Defects from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, or (ii) the dispute(s) with respect to Environmental Defects affecting Assets that Seller does not so elect to exclude (“Environmental Disputes”) shall be submitted to arbitration pursuant to the provisions of Section 5.9 and, at the election of Seller, the Closing may be delayed until such arbitration is concluded; provided that it is understood that at any time Seller may elect to accept an Environmental Defect and the Environmental Defect Value asserted with respect thereto in full settlement for such Environmental Defect.

5.9

Arbitration

.  Title Disputes shall be submitted for resolution in accordance with this Section 5.9 to an attorney with at least ten (10) years of experience in oil and gas title matters in the State of Kansas, and Environmental Disputes shall be submitted for resolution in accordance with this Section 5.9 to an attorney with at least ten (10) years of experience in oil and gas environmental matters in the State of Kansas (in each case, the “Arbitrator”). Seller and Purchaser shall attempt to agree upon an Arbitrator.  In the event that Seller and Purchaser are not able to agree on an Arbitrator within ten (10) days after the date on which either Party determines to submit a Title Dispute or Environmental Dispute to arbitration, either Seller or Purchaser may request that the American Arbitration Association appoint the Arbitrator.  The fees and expenses of any Arbitrator shall be paid by the losing party.  Each of Seller and Purchaser shall submit a written statement of its position to the Arbitrator with respect to the Title Dispute or Environmental Dispute (as applicable) not later than the tenth (10th) day after the Arbitrator is appointed.  The Arbitrator shall render his or her decision within fifteen (15) days after the Arbitrator is appointed.  The decision of the Arbitrator shall be conclusive and binding on Seller and Purchaser and shall be enforceable against any Party in a court of competent jurisdiction.  Anything in this Section 5.9 or the other provisions of this Agreement to the contrary notwithstanding, to the extent that all Title Disputes and Environmental Disputes have not been resolved prior to the Closing by arbitration or otherwise: (a) the Assets affected by such unresolved Title Defects and Environmental Defects shall be conveyed to Purchaser at the Closing; (b) an amount equal to (i) the aggregate Title Defect Values (as asserted in good faith by Purchaser, unless the Parties have otherwise agreed upon an amount) of the Assets (or portion thereof) affected by such unresolved Title Disputes and (ii) the aggregate Allocated Values of the Assets affected by such unresolved Environmental Disputes shall be deducted from amounts otherwise payable at the Closing under Section 8.2(b)(iii); (c) at the Closing, Purchaser shall deposit such amounts into the Escrow Account pursuant to the Escrow Agreement pending resolution of such Title Disputes and Environmental Disputes; and (d) as each such Title Dispute or Environmental Dispute is resolved by the Arbitrator or by agreement of Purchaser and Seller, Purchaser and Seller shall instruct the Escrow Agent to make payments from amounts deposited in the Escrow Account on account of such resolved Title Dispute or Environmental Dispute (and any interest or other earnings thereon): (i) to Purchaser if and to the extent resolved in favor of Purchaser, and (ii) otherwise, to Seller. In connection with any determination of an Environmental Dispute by an Arbitrator pursuant to this Section 5.9, it is understood that: (x) neither Party may  introduce or otherwise use information obtained by Purchaser after the date of the Environmental Defect Notice with respect to the Environmental Defect in dispute or its Environmental Defect Value, and in no event may the Arbitrator consider or give weight to any such information, (y) Neither Party may assert any violation of Environmental Law that is not specified in the Environmental Defect Notice with respect to the Environmental Defect in dispute, and (z) the Environmental Defect Value of an Environmental Defect may not exceed the amount thereof asserted in the Environmental Defect Notice with respect thereto.

5.10

Consents to Assignment and Preferential Rights

.

(a)

Seller shall exercise commercially reasonable efforts, but without any obligation to incur unreasonable costs and expenses in connection therewith, to obtain all Third-Party Consents applicable to the assignment or transfer of any of the Assets, which are required in connection with the assignment of any Assets to Purchaser (each a “Consent”) and waivers of all Preferential Rights.  IN NO EVENT shall there be included in the Assignment at Closing any Asset (or part thereof) that is subject to a Consent to Assign which provides that the transfer of the Asset without consent or waiver shall or may result in (i) a termination or  impairment of any rights in relation to the affected Asset or (ii) a termination impairment of the assignment thereof, as to the affected

Asset or otherwise in the event that such Consent to Assign has not been satisfied (or otherwise rendered of no further force and effect) as of the Closing.

(b)

In the event that a Consent has not been satisfied (or otherwise rendered of no force or effect) prior to Closing, the Asset (or portion thereof) affected thereby shall be deemed to be subject to a Title Defect and excluded from the transactions contemplated hereby and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Asset; provided, however, Seller shall use commercially reasonable efforts to satisfy (or cause to be satisfied) such Consent within three (3) months of Closing.  If such Consent is so satisfied, Seller shall give notice to Purchaser as soon as possible after Seller learns that such Consent has been satisfied, but in no event later than three (3) months after the Closing Date, and Purchaser shall have the obligation to purchase the Asset (or portion thereof) affected by such Consent from Seller and Seller shall have the obligation to sell such Asset (or portion thereof) to Purchaser for the Allocated Value thereof, subject to the terms and conditions of this Agreement as if the transaction had occurred at Closing. In the event such Consent with respect to any Asset (or portion thereof) is not satisfied within three (3) months after the Closing Date, then Purchaser may, in its sole discretion, proceed with a closing on such affected Asset (or portion thereof) in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify Seller for all Claims) with respect to non-compliance with such Consent with respect to such affected Asset (or portion thereof).

(c)

Seller shall promptly give notices to all third parties holding any Preferential Rights and shall respect to non-compliance with such Consent with respect to such affected Asset (or portion thereof).use commercially reasonable efforts, but without any obligation to incur unreasonable cost or expense, to obtain waivers of, or comply with, any such Preferential Rights. If any Preferential Rights are exercised prior to Closing, the portion of the Assets affected thereby shall be excluded from the transactions contemplated hereby, and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Assets. Seller will not be liable to Purchaser if any Preferential Rights are exercised, except for the Purchase Price adjustment herein provided.  If before Closing, any Preferential Right has not been waived or exercised in accordance with the terms, and the time period for such exercise has not expired, the Parties shall proceed to Closing as to the portion of the Assets affected thereby.  After Closing, if (i) any holder of Preferential Rights has alleged or alleges improper notice of sale, (ii) Seller or Purchaser discover, or any third party alleges, the existence of additional Preferential Rights, or (iii) the time period for exercise of any Preferential Right did not expire before Closing, Seller and Purchaser will attempt to obtain waivers of such Preferential Rights. Purchaser shall be entitled to receive (and Seller hereby assigns to Purchaser all of Seller’s rights to) all proceeds to be received by Seller from such third party, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Assets Purchaser was to receive under this Agreement. Purchaser’s receipt of proceeds from the sale of the affected Assets shall be Purchaser’s sole remedy if Preferential Rights are established and exercised after Closing.

ARTICLE VI

INTERIM MATTERS AND OPERATIONS

6.1

Operation of the Assets

.

(a)

From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (i) use commercially reasonable efforts during the period prior to the Closing, to operate and administer the Assets in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations of the Assets, (iii) carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, and (iv) use commercially reasonable efforts to preserve in full force and effect all Leases, Permits and Contracts that relate to the Assets in a manner consistent with its past practices.  From and after the date of execution of this Agreement, it is understood that Seller may take the actions set forth in Schedule 3.10 (if any).

(b)

Purchaser acknowledges that Seller owns undivided interests in some or all of the Assets, and Purchaser agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this Article VI, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Article VI;

(c)

Seller shall operate, or if Seller is not the operator, use commercially reasonable efforts to ensure that the operator operates the Assets and produces Hydrocarbons therefrom in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts and Laws

6.2

Purchaser’s Qualification

.  At Closing, Purchaser shall be qualified and shall meet all requirements, including bonding requirements, to be a non-operating owner of the Assets.

6.3

Additional Arrangements

.  Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Laws or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.

6.4

Public Announcements

.  Seller and Purchaser shall consult with each other before either of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the approval of the other Party (not to be unreasonably withheld); provided, however, that such approval shall not be required where such release or announcement is required to be made by a Party under applicable law, so long as the other Party is provided the opportunity to review and comment on such release in advance.

6.5

Notification of Certain Matters

.  Seller shall give prompt notice to Purchaser of Seller’s Knowledge prior to the Closing of: (a) any representation or warranty contained in Article III being untrue or inaccurate in any material respect when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article III to be untrue or inaccurate in any material respect on the Closing Date, (c) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, and/or (d) any representation and warranty contained in Article IV being or becoming untrue or inaccurate in any material respect when made or as of a later date. Purchaser shall give prompt notice to Seller of Purchaser’s Knowledge prior to the Closing of: (w) any representation or warranty contained in Article IV being untrue or inaccurate in any material respect when made, (x) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect on the Closing Date, (y) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and/or (z) any representation and warranty contained in Article III being or becoming untrue or inaccurate in any material respect when made or as of a later date.  No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.  Neither Party shall be entitled to make a claim under this Agreement (including pursuant to Article X) or otherwise with respect to any matter for which such Party fails to provide a notice in accordance with clause (d) or clause (z) of this Section 6.5 (as applicable).

6.6

Payment of Expenses

. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

ARTICLE VII

CONDITIONS

7.1

Conditions to Each Party’s Obligation to Proceed with Closing

.  The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)

Approvals.  All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Purchaser (assuming Closing has taken place) or to materially adversely affect the consummation of the transactions contemplated by this Agreement.

(b)

No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.2

Conditions to Obligations of Purchaser

.  The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a)

Representations and Warranties.  The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by a Responsible Officer of Seller to such effect.

(b)

Performance of Covenants and Agreements by Seller.  Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Seller to such effect.

(c)

Seller Credit Agreement. Seller shall have delivered to Purchaser recordable releases and terminations covering all Liens on the Assets arising under the Seller Credit Agreement.

7.3

Conditions to Obligations of Seller

.  The obligations of Seller to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a)

Representations and Warranties.  The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

(b)

Performance of Covenants and Agreements by Purchaser.  Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.  Purchaser shall agree in writing to participate, to the extent of the working interest acquired pursuant to the terms of this agreement in the development of the Assets subject to the terms of this Agreement.

ARTICLE VIII

CLOSING

8.1

Time and Place of the Closing

.  If the conditions referred to in Article VII have been satisfied or waived in writing, the Closing shall take place at the offices of ______________________________________________ at _________________ a.m. (Prevailing Central Time) on the Closing Date.  Time is of the essence in the performance of this Agreement.  All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.  If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Seller’s and Purchaser’s representations and warranties shall not be waived and shall survive the Closing subject to the limitations set forth in this Agreement). In no event shall Closing be deemed to have occurred prior to the time that Seller has confirmed receipt of the amounts contemplated by Sections 8.8(a) and 8.8(b).

8.2

Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing

.

(a)

At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i)

the amount of all (A) paid ad valorem, property, production or similar taxes and assessments based upon or measured by the ownership of the Assets, insofar as such taxes relate to periods of time from and after the Effective Time, have been paid by Seller;

(ii)

the amount of all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation and use of the Assets attributable to the period from and after the Effective Time (with the incurrence of expenditures for tangible property being determined based upon the time at which such property is placed in service);

(iii)

all royalties, rentals, insurance premiums (including property and business interruption coverage) and other charges attributable to the Assets for the period of from and after the Effective Time to the extent paid by or on behalf of Seller;

(iv)

expenses incurred under applicable operating agreements including any overhead charges allowable under the applicable accounting procedure (COPAS) where Seller is non-operator attributable to the Assets for the period of from and after the Effective Time to the extent paid by or on behalf of Seller (the costs and expenses for which Seller shall receive an upward adjustment to the Purchase Price pursuant to clauses (i) through (iii) inclusive, shall be referred to as the “Interim Operating Expenses”);

(v)

the value of all merchantable oil, gas and natural gas liquids in storage or in the pipelines as of the Effective Time that is credited to the Assets (the “Inventory”), such value to be the actual price received for such oil, gas or natural gas liquids upon the first sale thereof, or absent a sale, then such value shall be based upon the average market price posted in the area for oil, gas or natural gas liquids of similar quality and grade in effect as of the Effective Time less all applicable royalties, production and ad valorem taxes, gravity adjustments and transportation expenses necessary to market such production, provided that Seller and Purchaser will accept Seller’s tank gauge readings, meter tickets or other inventory records of the Inventory as of the time of Seller’s measurement thereof on the date on which the Effective Time occurs, for the purposes of determining the volume of the Inventory as of the Effective Time under this Agreement;

(vi)

the amount of sales tax to be paid in connection with the sale of the Assets, which amount shall be remitted to the appropriate tax authorities by Seller;

(vii)

the amount of overhead charges allowable under the applicable accounting procedure (COPAS) where Seller is operator attributable to the Assets for the period of from and after the Effective Time; and

(viii)

any other amount provided for in this Agreement or agreed upon in writing by Purchaser and Seller.

(b)

At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)

an amount equal to the sales proceeds (net of applicable severance and production taxes) paid by the first purchaser of the Hydrocarbons produced, saved and sold from the Subject Interests from the Effective Time to the Closing Date, which Purchase Price Allocations and Adjustments shall (A) for purposes of the pre-Closing Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(ii)

the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of Article V;

(iii)

all downward Purchase Price adjustments in connection with Title Defects and Environmental Defects determined in accordance with Article V; and

(iv)

any other amount provided for in this Agreement or agreed upon in writing by Purchaser and Seller.

(c)

The allocations of costs and expenses and/or adjustments described in Sections 8.2(a) and (b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

8.3

Closing Adjustments and Allocations Statement

.  On or before the third (3rd) Business Day prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Allocations and Adjustments (the “Statement”), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 8.2.

8.4

Post-Closing Allocations and Adjustments to Purchase Price

.

(a)

On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a revised Statement (“Final Settlement

Statement”) setting forth the actual Purchase Price Allocations and Adjustments.  Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Purchaser to perform or cause to be performed an audit of the Final Settlement Statement. The  Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Purchaser (the “Final Settlement Date”) unless Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 8.4(b).

(b)

If Purchaser and Seller have not agreed on the Final Settlement Statement before the thirtieth (30th) day after Purchaser’s receipt thereof, the Final Settlement Statement shall be determined by the Designated Accountant.  The Designated Accountant’s determination of the Final Settlement Statement shall be conclusive. One-half (1/2) of the Designated Accountant’s fees associated with the determination of the Final Settlement Statement shall be paid by each Party.  Purchaser and Seller shall use reasonable efforts to cause the Designated Accountant to render a final determination within thirty (30) days of the receipt of such submission.

(c)

If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Purchaser shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing.  If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall pay in immediately available funds to Purchaser the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing.  All such payments required to be made under this Section 8.4(c) shall be made within five (5) Business Days after the Final Settlement Date or, in the event a Notice of Disagreement is delivered to Seller, within five (5) Business Days after Seller and Purchaser mutually agree or the Designated Accountant renders a determination on the Final Settlement Statement.

(d)

Pursuant to Section 8.2(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from the Effective Time to the Closing Date.  If Purchaser shall receive any revenues attributable to such Hydrocarbons for any reason, Purchaser shall promptly remit same in immediately available funds to Seller.  Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Assets and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Purchaser.

(e)

Except as otherwise provided in this Agreement, any costs and expenses, including taxes (other than taxes on gross income, net income or gross receipts) relating to the Assets which are not reflected in the Final Settlement Statement shall be treated as follows:

(i)

All costs and expenses relating to the Assets for which Seller is responsible shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser in immediately available funds for and indemnify, defend, and hold Purchaser harmless from and against the same; and

(ii)

All costs and expenses relating to the Assets for which Purchaser is responsible shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend and hold Seller harmless from and against the same.

8.5

Transfer Taxes

.  All sales, use and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (including any interest or penalties with respect thereto) shall be the responsibility of, and shall be paid by, Purchaser to the extent not remitted by Sellers pursuant to Section 8.2(a).  Seller and Purchaser agree to cooperate in establishing that the requirements of any applicable exemption from such taxes have been satisfied.

8.6

Ad Valorem and Similar Taxes

.  Ad valorem, personal property and similar taxes imposed with respect to a period which begins before and ends on or after the Effective Time (a “Straddle Period”) shall be prorated based on the number of days in such Straddle Period before and on or after the Effective Time. Seller’s share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period before the Effective Time, and the denominator of which is the total number of days in the Straddle Period. Purchaser’s share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period on or after the Effective Time (with the Effective Time being included in the number of days after the Effective Time), and the denominator of which is the total number of days in the Straddle Period. If either Party pays such taxes for which the other Party is responsible, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under Section 8.2, then upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party’s share of such taxes.

8.7

Actions of Seller at the Closing and Post Closing

.  At the Closing, Seller shall:

(a)

execute the Statement evidencing the amounts to be wire transferred into the account of Seller at Closing;

(b)

execute and deliver to Purchaser letters in lieu of transfer or division orders as may be reasonably requested by Purchaser no less than five (5) Business Days prior to the Closing Date directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Purchaser from and after the later of the Closing Date;

(c)

deliver to Purchaser possession of its proportionate share of the Assets;

(d)

execute and deliver to Purchaser an affidavit attesting to its non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder;

(e)

execute and deliver such documentation as may be required to be submitted in connection with the remittance of sales tax pursuant to Section 8.2(a)(vii); and

(f)

execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

(g)

Within ten (10) business days of Closing, execute, acknowledge and deliver to Purchaser an Assignment, Bill of Sale and Conveyance in the form of Exhibit B (the “Assignment”), effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Purchaser and Seller) as may be necessary or desirable to convey the Assets to Purchaser;

8.8

Actions of Purchaser at the Closing

.  At the Closing, Purchaser shall:

(a)

pay the Purchase Price (as adjusted pursuant to the provisions hereof and net of (i) the Earnest Money and (ii) an amount equal to all Suspended Proceeds held by Seller relating to the Assets for which Purchaser has assumed responsibility under Section 10.1) in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Purchaser;

(b)

execute the Statement evidencing the amounts to be wire transferred into the account of Seller at Closing;

(c)

take possession its proportionate share of the Assets;

(d)

execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

8.9

Assignment; Recordation; Further Assurances

.

(a)

The Assignment shall be without representation or warranty of title, express or implied, except that Seller shall specially warrant and agree to defend the title to the Assets against the lawful claims and demands of all persons claiming the same, or any part thereof, but limited to claims arising by, through, or under Seller but not otherwise, subject to and excepting all Permitted Encumbrances.  The damages recoverable for a breach of such limited warranty of title with respect to any Asset shall not exceed the Allocated Value of the relevant Asset.

(b)

Promptly following the Closing, Purchaser shall cause the documents identified in Section 7.2(c) and the Assignment to be recorded or filed in the appropriate real property or other applicable records, and Purchaser shall promptly provide Seller copies of all such recorded or filed instruments. Purchaser shall be responsible for all applicable recording fees.

(c)

Subject to such additional period of time as Seller reasonably requires to use the Records in the conduct of operations after Closing, Seller shall make the Records available to Purchaser to review and copy be during normal business hours within thirty (30) days after the Closing, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.

(d)

After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Purchaser and to accomplish the orderly transfer of the Assets to Purchaser in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

ARTICLE IX

TERMINATION

9.1

Termination Rights

.  This Agreement may be terminated at any time prior to the Closing:

(a)

By mutual written consent of Purchaser and Seller;

(b)

By either Purchaser or Seller if (i) the Closing has not occurred by January, 2014 or such later date to which the Closing Date has been delayed pursuant to Section 5.4, 5.7 or 5.8 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing;

(c)

By Purchaser if (i) there has been a material breach of the representations and warranties made by Seller in Article III (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Purchaser has given Seller at least fifteen (15) days prior notice of such breach, Seller has failed to cure such breach within the fifteen (15) day period following receipt of such  notice, and the condition described in Section 7.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Seller, would not be satisfied if the Closing were to occur on the day on which Purchaser gives Seller notice of such termination); or (ii) Seller has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof;

(d)

By Seller if (i) there has been a material breach of the representations and warranties made by Purchaser in Article IV (provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Seller has given Purchaser at least fifteen (15) days prior notice of such breach, Purchaser has failed to cure such breach within the fifteen (15) day period following receipt of such notice, and the condition described in Section 7.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Purchaser, would not be satisfied if the Closing were to occur on the day on which Seller gives Purchaser notice of such termination); or (ii) Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof;

9.2

Effect of Termination

.  If this Agreement is terminated by either Purchaser or Seller pursuant to the provisions of Section 9.1: (a) this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, managers, officers, members or stockholders except pursuant to, the provisions of Sections 2.5, 3.8, 4.9, 5.1 (but with respect to Section 5.1, only to the extent of the confidentiality and indemnification provisions contained therein), 6.6 and 6.8 and the Confidentiality Agreement (which shall continue pursuant to their terms), and (b) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any party without any restriction under this Agreement;

provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination.

ARTICLE X

ASSUMPTION AND INDEMNIFICATION

10.1

Purchaser’s Obligations after Closing

.  Upon and after Closing, except to the extent reflected in one or more upward Purchase Price Allocations and Adjustments, Purchaser will assume and perform all the obligations, liabilities and duties relating or with respect to the ownership of the Assets that are attributable to periods after the Effective Time, together with the obligations assumed by Purchaser under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a)

Responsibility for the performance of its proportionate share of all express and implied obligations under the instruments described in Exhibit A, Schedule 3, together with all other instruments in the chain of title to the Assets, the Leases, the Contracts, the Permits and all other orders, contracts and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from or after the Effective Time, except to the extent reflected in one or more of the Purchase Price Allocations and Adjustments;

(b)

Responsibility for compliance with all federal, state and local laws, rules, regulations, guidances, ordinances, decrees and orders (“Laws”) now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods before or after the Effective Time.

10.2

Seller’s Obligations after Closing

.  After Closing and subject to Sections 10.10 and 10.11, Seller will retain responsibility for its proportionate share of (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and operation of the Assets, (b) severance, ad valorem and similar taxes measured by the value of the Assets or measured by the production of Hydrocarbons applicable to the period prior to the Effective Time, and (c) third-party claims with respect to payments of lease royalties in respect of the Leases during Seller’s ownership of the Assets, except as related to Suspended Proceeds.

10.3

Plugging and Abandonment Obligations

.  Upon and after the Closing, Purchaser assumes full responsibility and liability for its proportionate share of the plugging and abandonment obligations related to the four (4) wells on the George Lease.  Environmental Obligations

.  Purchaser’s Indemnity

.  Purchaser shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from or incidental to the Assumed Obligations

(including the Environmental Obligations and the Plugging and Abandonment Obligations), and any Claims caused by, resulting from or attributable to (a) any inaccuracy of any representation or warranty of Purchaser set forth in this Agreement, or (b) any breach of, or failure to perform or satisfy any of the covenants and obligations of Purchaser hereunder.

10.4

Seller’s Indemnity

.  Subject to Sections 10.10 and 10.11, Seller shall release and indemnify, defend and hold Purchaser and its Representatives (the “Purchaser Indemnified Parties”) harmless from and against any and all Claims caused by, resulting from or incidental to the Retained Obligations, and any Claims caused by or resulting from (a) any inaccuracy of any representation or warranty of Seller set forth in this Agreement, or (b) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Seller hereunder.

10.5

Notices and Defense of Indemnified Claims

.  Each Party shall promptly notify the other Party of any Claim of which it becomes aware and for which it or any of its Representatives is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense.

10.6

Survival

.  The representations, warranties, covenants, agreements and indemnities of the Parties set forth herein shall survive the Closing, and the consummation of the transactions contemplated hereby; provided, that the representations, warranties, covenants, and agreements.

ARTICLE XI

DISCLAIMERS AND CASUALTY LOSS

.

11.1

Casualty Loss; Condemnation

.

(a)

Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Closing Date.

(b)

If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (“Casualty Loss”), this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding, or the threat thereof, and the

Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage, destruction, taking or proceeding

(c)

Notwithstanding Section 11.3(a), in the event of any loss described in Section 11.3(b), at the Closing, Seller shall pay to Purchaser all sums paid to Seller by third parties by reason of the damage, destruction or taking of such Assets (up to the Allocated Value thereof) and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such damage, destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 11.3, Seller shall not be obligated to carry or maintain any insurance coverage with respect to any of the Assets other than as required under applicable operating agreements affecting such Assets.

ARTICLE XII

MISCELLANEOUS

12.1

Amendment

.  This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

12.2

Notices

.  Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective on the date of transmission if transmitted before 5:00 p.m. at the location to which transmitted on a Business Day or upon delivery), by facsimile transmission (effective on the next Business Day after transmission), by recognized overnight delivery service (effective on the next Business Day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth Business Day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

If to Purchaser:

Rangeford Resources, Inc.

5215 North O’Connor Boulevard, Ste 1820

Irving, Texas 75239

Attention:  Colin Richardson

Facsimile:  817-491-4955

With a copy (which shall not constitute notice) to:

Vince D’Antonio

Attention:

Facsimile:

If to Seller:

Black Gold Kansas Production, LLC

900 Bristol Court

Southlake, Texas 76092

Attention: Stephen G. Nadeau

Facsimile: 817-329-3411

With copies (which shall not constitute notice) to:

_______________________________

Attention:  ______________________

_______________________________

_______________________________

Facsimile:  ______________________

12.3

Counterparts

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

12.4

Entire Agreement; No Third Party Beneficiaries

.  This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or between the Parties with respect to the subject matter hereof; and (b) except as specifically provided in Article X, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The Parties agree that no Party has made or relied upon any express or implied agreements, representations or warranties to the other Party, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement.

12.5

Applicable Law and Venue

.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties irrevocably consent to the personal jurisdiction of the federal and/or the state courts located in Dallas County, Texas, and unconditionally agree that any and all claims, disputes and/or controversies arising out of or related to this Agreement shall be adjudicated in the federal and/or state courts located in Dallas County, Texas.

.

12.6

Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.7

Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (excluding assignments by operation of law) without the prior written consent of the other Party,  This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

“Purchaser”

Rangeford Resources, Inc.

By:

      Name:

      Title:

“Seller”

Black Gold Kansas Productions, L.L.C.

By:

      Name:

      Title:

Exhibit A, Schedule 1

Exhibit A, Schedule 2

Exhibit A Schedule 3

Exhibit B

Joint Exploration Agreement

In conjunction with the Closing provided in the Agreement, the Parties shall enter into this JOINT EXPLORATION AGREEMENT

This Joint Exploration Agreement (this "Agreement") entered into as of the  day of January, 2014, is by and between Rangeford Resources, Inc., a Nevada corporation ("Rangeford"), and Black Gold Kansas Production, LLC., a Texas limited liability corporation ("Black Gold "), sets forth the terms and conditions under which Rangeford and Black Gold, sometimes hereinafter collectively referred to as the "Parties", and individually each as the Parity will jointly acquire, explore, develop, and operate certain oil and gas and related mineral interests and properties from time to time in the Bourbon and Allen Counties, Kansas pursuant to the provisions of this Agreement.

In consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

1.  PURPOSE AND TERM

1.1

Purpose.  The purpose of this Agreement is to set forth the understanding of the Parties and to establish the relationship pursuant to which they will jointly acquire, explore, develop and product (or plug if necessary) certain oil and gas leases, fee interests and other oil and gas and related mineral interests and properties (the "Mineral Interests") within the area depicted on Exhibit "A" attached hereto and made a part hereof for all purposes ("Agreement Area").  Any Mineral Interest jointly acquired, explored, developed and produced (or plugged if necessary) by the Parties to this Agreement during the term of this Agreement shall be governed by the provisions hereof.

1.2

Term.  This Agreement shall be for an initial term of three (3) years, commending on the date hereof, and may be automatically extended for like one (1) year periods thereafter unless terminated by either of the Parties by the issuance of written notice to the other party on or before forty-five (45) days prior to the commencement of any additional one (1) year period or as otherwise mutually agreed to by the Parties hereto.  It is provided, however, that notwithstanding a termination under this Section 1.2, the provisions of this Agreement shall continue in full force as to any Prospect (as hereinafter defined) created pursuant to Section 3.3 hereof, unless excluded by the provisions of Sections 3.6 or 4.1 below, or as provided in the operating agreement attached as Exhibit “B” hereto and made a part hereof for all purposes (“Operating Agreement”).

1.3

Tax Matters.  For federal income tax purposes, this agreement and the operations hereunder are regarded as a tax partnership and agree to be bound by the provisions the tax partnership attached as Exhibit "C" hereto and made a part hereof for all purposes.  Further, each party hereby elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the

Code and the regulations promulgated thereunder.  Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761.  Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No such party shall give any notices or take any other action inconsistent with the election made hereby.  If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United State contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Code, under which any election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.  In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

2.  CONTRIBUTIONS AND COST SHARING

2.1

As part of the Purchase Price provided in the Agreement, Rangeford paid $125,000 to cover the remaining costs of the completion costs of the four (4) wells on the George Lease as defined in the Agreement.  In addition, Rangeford agrees to participate in the development of the acreage within the “area of mutual interest” as described below for the George Lease, subject to the terms of the Agreement as provided herein and in the Operating Agreement, and pay all costs , expenses for the drilling and completing of said wells, with the and income to be earned and paid in accordance with each Party’s working interest and net revenue interest share.

2.2

Other Costs and Expenses.  If either Party acquires acreage within the “area of mutual interest” as described below, for the 2,950 Acres, as defined in the Agreement, Rangeford shall have the right to participate in such acreage on the same basis as it acquired its interest in the 2,950 Acres.   Black Gold shall pay all costs of acquiring additional acreage.  The cost of such acreage shall be included, on a location by location basis, in the AFE for each of the wells to be drilled on said acreage.  All wells will be drilled pursuant to the terms of this Agreement and the Operating Agreement, and all costs and expenses for the drilling, completing and equipping of the wells on said land to be borne by Rangeford.  Upon the completion and equipping of said wells, all costs and expenses thereafter shall be borne and all income shall be received and shared in proportion to each Party’s working interest and net revenue interest ..

2.3

Phase II development.  The Parties presently agree to a drilling, testing and completion program for twenty (20) wells with the authority for expenditure (“AFE”), attached as Exhibit “D” hereto and made a part hereof for all purposes in the amount of two million two hundred thousand dollars ($2,200,000).  It is presently anticipated that a well will be drilled on five (5) different leases to hold a maximum amount of acreage,  The separation of such wells will require the setting of five (5) tank batteries ,  ~~(~~ one (1) per lease and each requiring separate electric connections to each).  The AFE reflects that the five (5) tank batteries, with a capacity of 990 barrels of storage (water tank and gun barrel) will cost fifty thousand dollars ($50,000) each, for a total cost of two hundred fifty thousand dollars ($250,000).  The electric poles, electric meters and running of electric lines is estimated to cost ten thousand dollars ($10,000) per lease for a total of fifty thousand dollars ($50,000).   Upon the completion and equipping of each said well, all costs and expenses thereafter shall be borne and all income shall be received and shared in proportion to each Party’s working interest and net revenue interest.  It is further provided, that the Parties shall meet, no later than thirty (30) days after the completion of the fifth (5th) such well to evaluate the economic merits of the program.  At that time, Rangeford shall be entitled to elect to keep all interests which it has paid for and earned and discontinue further drilling.

2.4

Review Meetings.  The Parties will meet regularly, at the offices of either Party, which such meetings to be no less frequently than monthly, to determine whether the above program needs to be modified in any way.  At such meetings, there shall be a presentation of geological, geophysical, accounting and land data in sufficient detail to apprise Rangeford. of the opportunities and costs it can expect to encounter by continuing this Agreement during the coming month and year.

3.  EXPLORATION PROCEDURE

3.1

Technical Meetings.  In addition to the Review Meetings described in 2.4 above, the Parties shall regularly communicate and discuss by phone the geological, geophysical, accounting and land data to enable the Parties to evaluate and agree on the exploration activities to be conducted.

3.2

Budgets For Future Years.  To the extent possible, the Technical meetings will be used by the Parties to discuss geological and geophysical leads, define prospects, and outline buying areas.  The Parties shall determine the maximum bonus, delay rental, and minimum primary term pursuant to which leasehold interests can be acquired and an annual budget shall be agreed upon at least thirty (30) days prior to the beginning of each calendar year.  The Parties shall agree on the estimated costs for the coming year specifying, to the extent possible, the projected costs for the acquisition of seismic, geological and land data and information.  The Parties shall, to the extent possible, reach an agreement as to the acquisition, exploration, development and operation of mineral interests for the coming year.

3.3

Designation of Prospects.  The Parties shall at the Annual or Periodic Meetings or at such other times as are appropriate and practicable designate "prospects".  The Parties shall mutually agree upon and designate on a map, based upon geophysics, geology and other relevant facts and information, the area deemed to comprise each said prospect (the "Prospect") with sufficient leeway in such designation to allow for the accuracy of the geophysical, gravity and geological data upon which the designation is predicated.  Each Prospect shall constitute an area of mutual interest ("Area of Mutual Interest") within which the Parties shall be entitled to share in the ownership and development of any Mineral Interest acquired by either Party in accordance with and pursuant to the terms of this Agreement.

3.4

Prospect Cost Estimates.  Upon the designation of a Prospect, Operator shall prepare and deliver to Rangeford a written estimate of the cost of acquiring such additional gravity, geophysical and geological data and information as Operator deems to be necessary, and an estimate of the cost of acquiring leases in the area comprising such Prospect.

3.5

Acquisition Determination.  Within fifteen (15) days after the designation of a Prospect, each Party shall make an election by written notice to the other, as to whether it wishes to participate in the acquisition of the Mineral Interests comprising said Prospect and additional geophysical, geological, or other data (collectively, the "Data") further delineating said Prospect.

3.6

Failure to Participate.  In the event one Party desires to participate in the acquisition of said Mineral Interests and Data, if any, and the other Party does not desire to participate, the Party desiring not to participate shall relinquish all rights in the Mineral Interests and Data acquired and such Mineral Interests and Data shall immediately be excluded from the provisions of this Agreement.

3.7

Operating Agreements.  If both Parties agree to participate in a Prospect, they shall, do so pursuant to the terms of the Operating Agreement.

3.8

Assignments.  When a Prospect has been designated and a lease acquisition program agreed upon, Operator shall acquire leasehold interests on behalf of the Parties and bill Rangeford for its proportionate share of such costs pursuant to the agreed upon plan of acquisition.  Operator shall assign Rangeford its undivided interest in the leases so acquired on a regular basis, as soon as is practicable, but in no event later than sixty (60) days from the date Operator acquires such leasehold interests. Rangeford shall pay its proportionate share of such costs within thirty (30) days of receiving an invoice therefor.

4.  PROSPECT SEISMIC DATA AND INITIAL WELL

4.1

Rights of Proposing Party.  With respect to any Prospect, when either Party proposes the acquisition of gravity, geophysical or geological data, or additional Mineral Interests, in addition to those authorized by Section 3. above ("Additional Data" and "Additional Interests", respectively) and the other Party fails to consent in writing to the payment of the reasonably necessary sums therefor within ten (10) days after that Party's receipt of written notice thereof (the "Consent Period"), the Party consenting to the payment of said sums shall have the option for the ten (10) days next following the end of the Consent Period to proceed and such Additional Data or Additional Interests shall thereafter be excluded from the provisions of this Agreement ("Exclusion Point").

4.2

Subsequent Rights of Non-Consenting Parties.  It is further agreed, however, that in the event the Additional Data or Additional Interests are not acquired or the actual drilling or an Initial Well is not commenced, as the case may be, within ninety

(90) days from said Exclusion Point, the Non-Consenting party shall again have the option for thirty (30) days from the end of said ninety (90) day period of reacquiring its previous interest in said Prospect.  Said Non-Consenting Party may reacquire said interest by reimbursing the other Party for its proportionate share of all costs it paid to acquire said interests.

5.  OWNERSHIP

5.1

Initial Interest.  In the event both Parties participate in the acquisition of Mineral Interests and the drilling of an Initial Well on a Prospect, the ownership and costs shall be shared in the following proportions:  Black Gold 25% ; Rangeford 75%.

6.  THIRD PARTY SUBMITTALS

6.1

Offer to Other Party.  In the event either Party to this Agreement receives a prospect submittal from a third party not subject to the terms of this Agreement ("Third Party Submittal") and such Third Party Submittal contains Mineral Interests located within the Area of Mutual Interest, the Party to this Agreement receiving such Third Party Submittal shall offer to the other party to this Agreement the option of participating therein on terms no less favorable than are available to the party receiving such Third Party Submittal and for the percentage said party owns (after "payout") in the area of mutual interest within which it is located in exchange for paying or bearing a like percentage of all risk and expense of earning said interest.  Should both Parties mutually agree to share in the Submittal on other than an equal basis, such sharing of interest shall apply to that Third Party Submittal only.  It is further provided that in the case of Third Party Submittal which contains acreage which is crossed or contacted by Existing Data seismic lines, the participation and ownership therein shall be in the same proportions as provided in Section 5 above.

6.2

Notice and Reply.  The Party receiving the Third Party Submittal shall, within fifteen (15) days of its receipt thereof, send written notice to the other Party.  Said notice shall contain reasonably full particulars of said Third Party Submittal to apprise the other Party of the costs, risk, and expense of the interest to be earned and geological basis upon which said Party can make an informed determination as to whether to participate in said acquisition.  The Party receiving said notice shall have ten (10) days from receipt of said written notice to notify in writing the Party issuing said notice of its election to participate therein, and specify the percentage of such Third Party Submittal it will participate with respect to.  Failure of such other party to notify the notifying party within said ten (10) days of its desire to participate in said acquisition shall constitute rejection and such other Party shall have no further rights with respect to such Third Party Submittal.

7.  TRANSFER OF INTERESTS AND RELATIONSHIP OF THE PARTIES

7.1

Assignability.  Either Party to this Agreement may, with the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, assign all or a portion of its interest hereunder to a third party.  All duties, rights, responsibilities and obligations of any such assignor shall be binding upon the assignee who shall take such assignment subject to the provisions of this Agreement.  Provided however, that any such assignor shall remain liable for the performance of all such duties, responsibilities and obligations notwithstanding any such assignment.

7.2

Relationship.  It is understood that as soon as Mineral Interests are acquired, the relationship of the Parties shall be that of Tenants in Common and that nothing herein shall be construed as creating a partnership, joint venture or any other relationship by which either Party hereto is liable for the obligations or acts, either of omission or commission, of the other Party hereto.

8.   MISCELLANEOUS

8.1

Data and Information.  Black Gold shall, at all reasonable times make available to Rangeford all data and information acquired and/or developed pursuant to the terms of this Agreement.  Copies of all such data shall be provided to Rangeford upon reasonable request.

8.2

Governing Law.  This Agreement and all rights and liabilities of the Parties hereto shall be subject to and governed by the laws of the State of Texas.

8.3

Notice.  Any notice which may be given by any party hereof, unless otherwise expressly provided herein, shall be deemed to have been properly given if sent in writing by U.S. certified mail, or the equivalent, return receipt requested, postage prepaid, by telegram, by telex, or by personal delivery, addressed as follows:

If to Black Gold:

                      Black Gold Kansas Production , LLC

                      900 Bristol Court

                      Southlake, Texas 76092

If to Rangeford:

                      Rangeford Resources, Inc.

                      5215 North O’Connor Boulevard

                      Suite 1820

         Irving, Texas 75239

8.4

Saving.  Should any provision of this Agreement be held to be illegal, invalid or unenforceable by a jurisdictional court, the legality validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.5

Counterparts.  This Agreement may be executed in one or more counterparts, or ratified by any of the Parties hereto, and the document so executed or ratified shall each be deemed to be an original copy and all of which together shall be deemed to be one instrument.

8.6

Headings.  The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

8.7

Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto as of the day and year first above written.

ATTEST:

By_____________________

Its: _____________________

ATTEST:

By_____________________

Its: _____________________

Exhibit “A”

Exhibit “B”

Exhibit “C”

Exhibit “D”